Exhibit 99.1

DESCRIPTION OF DIRECTORS’ ANNUAL CASH FEE POLICY

Each non-employee director of the Company shall be entitled to receive (i) a cash retainer at the rate of $15,000 per annum ($20,000 in the case of the non-executive Chairman of the Board), which shall be payable in equal quarterly installments, commencing with the organizational meeting of the Board of Directors immediately following each Annual Meeting of Stockholders of the Company, (ii) a fee of $1,000 for each meeting of the Board attended in person (whether attended in person, telephonically or by other electronic communication), (iii) a fee of $500 for each member of the Board’s Audit, Compensation and Nominating/Governance Committees (except that the Chairman of those Committees will receive a fee of $1,000) for each meeting of that Committee attended (whether attended in person, telephonically or by other electronic communication), (iv) a fee of $1,000 for each member of the Board’s Executive Committee (except that the Chairman of that Committee will receive a fee of $2,000) for each meeting of that Committee (whether attended in person, telephonically or by other electronic communication) and (v) reimbursement for his or her reasonable travel and other expenses incurred in attending Board and Committee meetings in accordance with, and subject to, the Company’s Reimbursement Policy for Non-Employee Directors.